UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 13, 2008
TEXTRON FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)
40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)
Registrant’s telephone number, including area code: (401) 421-2800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On October 16, 2008, Textron Inc. (“Textron”) parent of Textron Financial Corporation (“Textron Financial”) issued a press release announcing financial results for the fiscal quarter ended September 27, 2008 which included information relating to Textron Financial.
Item 2.05 Costs Associated with Exit or Disposal Activities
In recent weeks, volatility and disruption in the capital markets has reached unprecedented levels. The commercial paper market is being affected, resulting in issuances with shorter durations and increased borrowing spreads. In order to reduce our reliance on short term funding, on October 13, 2008, the Board of Directors of Textron and the Board of Directors of Textron Financial approved the recommendation of management to downsize Textron Financial. Under the approved plan, TFC will exit its Asset-Based Lending and Structured Capital Segments as well as several additional product lines through orderly liquidation over the next two to three years, as market conditions allow. The assets in the businesses to be liquidated represent approximately $2 billion in managed finance receivables within Textron Financial’s $11.4 billion portfolio. In addition Textron Financial will also limit new originations in the Distribution Finance, Golf Finance, and Resort Finance segments. As a result of the downsizing, Textron Financial will be recording a restructuring charge in the fourth quarter of 2008 related to reductions in headcount, consolidation of facilities and impairments of other long-lived assets. Textron Financial cannot currently provide an accurate estimate of this charge (including its components) however; the company believes the charge in the fourth quarter of 2008 will be within a range from $10 million to $15 million.
Item 2.06 Material Impairments.
Based on current market conditions and the plan to downsize Textron Financial, management has determined that an impairment indicator exists for Textron Financial’s goodwill and long-lived assets. Based on internal analysis performed, Textron Financial expects to take a non-cash pre-tax impairment charge in the fourth quarter of 2008 of up to $169 million to eliminate substantially all of its goodwill in addition to the restructuring charge in the range of $10-15 million for reductions in headcount and consolidation of facilities at TFC. Textron Financial’s goodwill is currently attributable to three reporting units, which are consistent with the definition of its business segments. The balance sheets of the Resort Finance, Asset-Based Lending and Aviation Finance segment contain $110 million, $43 million and $16 million of goodwill, respectively. Textron Financial will continue to assess its estimate of total impairment and other charges from exiting these portfolios and business lines and may adjust such amounts as appropriate.

The impairment charge will likely result in a fixed charge coverage ratio at the end of 2008 of less than the 1.25 times required under the Support Agreement, dated as of May 24, 1994, between Textron and Textron Financial. As a result, Textron Financial expects that, as required by the Support Agreement, Textron will make a payment to Textron Financial equaling the difference between pre-tax earnings before extraordinary items in the actual fixed charge coverage calculation and the amount that would have been required for pre-tax earnings before extraordinary items to meet the 1.25 times requirement for the year ending December 27, 2008. This payment is required in the fiscal quarter subsequent to the date for which the fixed charge coverage ratio shortfall occurs and the company currently estimates that it will be in an amount up to $200 million.
Forward-Looking Information
     Certain statements in this Current Report on Form 8-K and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the Risk Factors contained in our 2007 Annual Report on Form 10-K, and the following: (a) the ability to successfully downsize the identified business segments and product lines, including effecting an orderly liquidation of the same; (b) continued volatility and further deterioration of the capital markets; (c) Textron and Textron Financial’s access to financing, including securitizations, at competitive rates; (d) our ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed credit facilities and under Textron’s support agreement with Textron Financial; (e) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial offers financing; (f) our ability to realize full value of receivables; (g) the ability to control costs and successful implementation of various cost-reduction programs; and (h) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies.

Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
     The following exhibit is filed herewith:

Exhibit
Number	Description

99.1	Press release dated October 16, 2008 related to earnings issued by Textron Inc. (incorporated by reference to Exhibit 99 to the Current Report on Form 8-K filed by Textron Inc. on October 16, 2008).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXTRON FINANCIAL CORPORATION (Registrant)
Date: October 16, 2008	By:	/s/ Thomas J. Cullen
		Name:	Thomas J. Cullen
		Title:	Executive Vice President and Chief Financial Officer